     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1995


                                                       REGISTRATION NO. 33-88768
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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 4


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              MICROS SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     MARYLAND                                          52-1101488
          (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

            12000 BALTIMORE AVENUE, BELTSVILLE, MARYLAND 20705-1291
                                 (301) 210-6000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

           A. L. GIANNOPOULOS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MICROS SYSTEMS, INC.
            12000 BALTIMORE AVENUE, BELTSVILLE, MARYLAND 20705-1291
                                 (301) 210-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

    JOHN T. CONNOR, JR., ESQ.          KRIS F. HEINZELMAN, ESQ.         GERALD S. TANENBAUM, ESQ.
        CHADBOURNE & PARKE             CRAVATH, SWAINE & MOORE           CAHILL GORDON & REINDEL
       30 ROCKEFELLER PLAZA               825 EIGHTH AVENUE                   80 PINE STREET
     NEW YORK, NEW YORK 10112          NEW YORK, NEW YORK 10019          NEW YORK, NEW YORK 10005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.



If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /X/


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS                   Subject to Completion

                                  May 3, 1995


4,849,123 Shares


MICROS(R)

MICROS SYSTEMS, INC.

Common Stock
(par value $.025 per share)


Up to 4,849,123 shares of Common Stock, par value $.025 per share (the "Common Stock"), of MICROS Systems, Inc. (the "Company") may be offered from time to time by Westinghouse Electric Corporation ("Westinghouse") or Westinghouse Holdings Corporation, a wholly-owned subsidiary of Westinghouse ("Transferee"), to whom Westinghouse may transfer any or all shares of Common Stock owned by it prior to any sale thereof (Westinghouse and Transferee are hereinafter referred to collectively as the "Selling Stockholder"). See "Principal and Selling Stockholder." The Company will not receive any proceeds from the sale of such shares.



The Common Stock is quoted on the Nasdaq National Market under the symbol
"MCRS."


SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The shares of Common Stock to which this Prospectus relates may from time to time be offered and sold by the Selling Stockholder to or through underwriters, through one or more agents or dealers or directly to purchasers. There is no agreement at this time between the Selling Stockholder and any underwriter with respect to such shares of Common Stock. The name of any underwriter, dealer or agent involved in the offering of any of such shares of Common Stock will be set forth in the accompanying Prospectus Supplement. The accompanying Prospectus Supplement will also set forth the amounts proposed to be purchased by such underwriter, dealer or agent, any applicable fee, commission or discount arrangements with them and the initial offering price. Unless otherwise specified in the accompanying Prospectus Supplement, the Selling Stockholder will have the sole right to accept or reject, in whole or in part, any offer to purchase shares of Common Stock and reserves the right to withdraw, cancel or modify, without notice, the offer to sell shares of Common Stock contained in this Prospectus and in any accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for the agents and underwriters. This Prospectus may not be used in connection with the sale of any Common Stock unless accompanied by the applicable Prospectus Supplement.


             , 1995

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter, agent or dealer. Neither this Prospectus nor any accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof.


                               TABLE OF CONTENTS

                                              Page
Available Information.......................      3
Incorporation of Certain Documents by
  Reference.................................      3
The Company.................................      4
Certain Investment Considerations...........      4
Use of Proceeds.............................      6
Management Compensation and Changes.........      7

                                              Page
Principal and Selling Stockholder...........      8
Description of Capital Stock................      9
Plan of Distribution........................     11
Legal Matters...............................     12
Experts.....................................     12

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus is a part, or any amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by the Company with the Commission (File No. 0-9993) are incorporated herein by reference:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994;

        (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1994 and December 31, 1994;

        (iii) the Company's Current Reports on Form 8-K dated October 11, 1994, November 14, 1994 and February 28, 1995; and

        (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated October 23, 1981 by incorporation by reference to the Company's Registration Statement on Form S-1 (Registration No. 2-69969) and in the amendment to the Company's Charter filed December 8, 1986 included as part of
             Exhibit 3 to the Company's Annual Report of Form 10-K for the fiscal year ended June 30, 1990.


All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Corporate Secretary of MICROS Systems, Inc., 12000 Baltimore Avenue, Beltsville, Maryland 20705-1291 (telephone number (301) 210-6000).

                                  THE COMPANY



References to MICROS or the Company herein shall refer to MICROS Systems, Inc. and its subsidiaries, unless the context otherwise indicates.



The Company is a leading worldwide designer, manufacturer, supplier and servicer of point-of-sale ("POS") computer systems for hospitality providers, principally full service and fast food restaurants, including restaurants located in hotels and other lodging establishments. MICROS POS systems consist of terminals, display devices, printers, computers and software which provide transaction processing, in-store control and information management capabilities. The Company also markets and distributes property management information systems ("PMS") products which provide reservation, guest accounting and other information management capabilities to hotels and other lodging establishments. The PMS products marketed and distributed by the Company are supplied by Fidelio Software GmbH, a German company ("Fidelio"). MICROS owns a 30% interest in Fidelio and has an option to acquire the remaining 70%. The Company also provides service and support for its POS and PMS products, including installation, training, hardware and software maintenance, spare parts, media supplies and consulting services.



MICROS Systems, Inc. was incorporated in the State of Maryland in 1977 as Picos Manufacturing, Inc. and, in 1978, changed its name to MICROS Systems, Inc. The Company's executive offices and its main administrative, manufacturing, sales, marketing, customer service and product development facilities are located at 12000 Baltimore Avenue, Beltsville, Maryland 20705-1291, and its telephone number is (301) 210-6000.



As of December 31, 1994, MICROS was a 61.8%-owned subsidiary of Westinghouse.



                       CERTAIN INVESTMENT CONSIDERATIONS


HOSPITALITY INDUSTRY ECONOMY

MICROS product sales are dependent in large part on the health of the hospitality industry, which in turn is dependent on levels of travel, tourism and business entertaining. Although the hospitality industry has recently experienced profitability and growth after a recessionary period, there can be no assurance that profitability and growth will continue. The hospitality industry is affected by a variety of factors, including war, global and regional instability, natural disasters and general economic conditions. Adverse developments in the hospitality industry could materially adversely affect the Company's business, operating results and financial condition.

COMPETITION


The markets in which the Company competes are highly competitive. There are currently at least three dozen suppliers who offer some form of sophisticated POS system similar to the Company's and over 100 PMS competitors worldwide. Some of these competitors are larger than the Company and have access to substantially greater financial and other resources than does the Company. The rapid rate of technological change in the industry ensures that the Company will face competition not only from new products designed by existing companies, but also from products designed by companies not presently competing with the Company, which products may have features not presently available on MICROS products. The Company believes that its competitive ability depends on its product development capability, its extensive distribution channels in the POS and the PMS markets and its customer service capability. There can be no assurance that the Company will be able to continue to compete effectively in the future.


DEPENDENCE UPON KEY PERSONNEL; MANAGEMENT OF POTENTIAL GROWTH

The Company's future success and potential growth depend in part on its ability to retain its key management and technical and sales personnel and to recruit, train and retain sufficient numbers of other highly qualified managerial, technical and sales personnel on a continuing basis. There can be no assurance that the Company will be able to retain its key management or technical and sales personnel or that it will be able to attract and retain sufficient numbers of other highly qualified managerial, technical and sales personnel. The inability to retain or attract such personnel could materially adversely affect the Company's business, operating results and financial condition. In addition, the Company's ability to manage potential growth successfully will require the Company to continue to improve its operational, management and financial systems and controls.

RESEARCH AND DEVELOPMENT; TECHNOLOGICAL CHANGE


The products sold by the Company are subject to rapid and continual technological change. Products available from the Company, as well as competitors, have increasingly offered a wider range of features and capabilities. The Company's product development strategy is to provide upwardly compatible systems incorporating the newest technologies. There can be no assurance that the Company will be able to continue funding research and development at levels sufficient to enhance its current product offerings or will be able to develop and introduce on a timely basis new products that keep pace with technological developments and emerging industry standards and address the evolving needs of its customers. There also can be no assurance that the Company will not experience difficulties that will result in delaying or preventing the successful development, introduction and marketing of new products or that its new products and product enhancements will adequately meet the requirements of the marketplace or achieve any significant degree of market acceptance. The inability of the Company, for any reason, to develop and introduce new products and product enhancements in a timely manner in response to changing market conditions or customer requirements could materially adversely affect the Company's business, operating results and financial condition.


GROWTH RATE AND MARGINS

The Company has recently experienced rapid revenue growth at a rate that it believes has significantly exceeded that of the global market for POS computer systems and PMS products for the hospitality industry. Although the Company currently anticipates continued revenue growth at a rate in excess of such market, and therefore an increase in its overall market share, it does not expect to maintain growth at recent levels and there can be no assurance that any particular level of growth can be achieved. In addition, due to the competitive nature of the market, the Company recently has experienced greater gross margin pressure on its products than it has in the past, and the Company expects this trend to continue. There can be no assurance that the Company will be able to sufficiently increase sales of its higher margin products, including software and services, to prevent declines in the Company's overall gross margin.

FLUCTUATIONS IN QUARTERLY RESULTS


The Company's quarterly operating results have varied in the past and may vary in the future depending upon such factors as the timing of new product introductions, changes in the pricing and promotion policies of the Company and its competitors, market acceptance of new products and enhanced versions of existing products and the capital expenditure budgets of its customers. Although the Company does not consider its business to be seasonal, for a variety of reasons, including certain of those noted above, during each of the past three fiscal years and the current fiscal year the Company's revenue and income from operations in the third fiscal quarter have shown declines from those for the second fiscal quarter. The Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful or indicative of future performance.


DEPENDENCE ON PMS SUPPLIER

The failure of Fidelio to continue to develop PMS products or other adverse developments in the business of Fidelio or the Company's relationship with Fidelio could adversely affect the Company's ability to supply PMS products and, as a result, could materially adversely affect the Company's business, operating results and financial condition.


INCREASED COSTS AS AN INDEPENDENT COMPANY



Westinghouse has heretofore arranged for the provision of certain services to the Company at costs less than the Company believes it could have obtained on its own. These arrangements will be replaced by the Company with its own contracts as and when the Company elects to do so or is no longer eligible to participate in such arrangements. The Company estimates that the incremental cost to it of purchasing such services without the benefit of participating in programs of Westinghouse could total approximately $1.0 million per year on a pre-tax basis. See "Principal and Selling Stockholder." As of the effective date of the Registration Statement of which this Prospectus is a part, the Company's President and Chief Executive Officer became a full-time employee of the Company. Prior to such date, he was a full-time employee of Westinghouse and was compensated by Westinghouse, receiving no compensation from the Company. His compensation arrangement with the Company extends through December 31, 1999 and provides for a fiscal 1995 salary at an annual rate of $193,000 and a fiscal 1995 target bonus of $110,000, the actual amount of the bonus paid to be based on certain performance criteria and not to exceed 200% of the target bonus. Such annual salary and target bonus will each increase $10,000 each July 1 hereafter. See "Management Compensation and Changes."

In addition, Westinghouse, as an incentive to 11 key officers to remain with the Company for a period of two years following the effective date of the Registration Statement of which this Prospectus is a part, has agreed to make payments to such officers aggregating up to approximately $1.25 million, payable in three equal installments promptly after such effective date and on the first and second anniversaries of such effective date (subject to the officer remaining employed by the Company on the relevant payment date). Even though such payments will be entirely funded by Westinghouse and will not require any use of the Company's cash, for accounting purposes, one-third of such payments will be required to be reflected as compensation expense in the Company's financial statements on the first payment date with the remainder to be reflected as compensation expense over the 24-month period following the effective date of the Registration Statement of which this Prospectus is a part.


MARKET FOR COMMON STOCK


The Company's Common Stock is quoted on the Nasdaq National Market. Prior to the date of this Prospectus, there has been limited trading in the Common Stock and there can be no assurance that an active market for the Common Stock will develop or continue after any sale of shares of Common Stock to which this Prospectus relates. Accordingly, no assurance can be given as to the liquidity of the market for the Common Stock or the price at which any sales may occur, which price will depend upon a number of factors, many of which are beyond the control of the Company.


POSSIBLE EFFECTS OF MARYLAND ANTI-TAKEOVER PROVISIONS

Certain provisions of the Maryland General Corporation Law (the "MGCL") may discourage persons or entities from attempting to gain control of a corporation that is subject to such provisions. The MGCL imposes certain statutory requirements with respect to "business combinations," such as mergers and other similar transactions and specified transfers of assets and securities, between a Maryland corporation and a person who, directly or indirectly, beneficially owns 10% or more of the voting power of the then-outstanding voting stock of the corporation or an affiliate of such a stockholder. The MGCL also contains limitations on voting rights of shares acquired in a "control share acquisition" (an acquisition in which certain thresholds of ownership of a Maryland corporation's voting stock are met or exceeded). For a more detailed description of these MGCL provisions, see "Description of Capital Stock--Maryland Anti-takeover Provisions."

                                USE OF PROCEEDS


All of the shares of Common Stock offered hereby are being offered for sale by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of such shares.

                      MANAGEMENT COMPENSATION AND CHANGES



As of the effective date of the Registration Statement of which this Prospectus is a part, A.L. Giannopoulos, the Company's President and Chief Executive Officer, became a full-time employee of the Company. Prior to such date, he was a full-time employee of Westinghouse and was compensated by Westinghouse, receiving no compensation from the Company. Mr. Giannopoulos' compensation arrangement with the Company extends through December 31, 1999 and provides for a fiscal 1995 salary at an annual rate of $193,000 and a fiscal 1995 target bonus of $110,000, the actual amount of the bonus paid to be based on certain performance criteria and not to exceed 200% of the target bonus. Such annual salary and target bonus will each increase $10,000 each July 1 hereafter.



In addition, Westinghouse, as an incentive to 11 key officers to remain with the Company for a period of two years following the effective date of the Registration Statement of which this Prospectus is a part, has agreed to make payments to such officers aggregating up to approximately $1.25 million, payable in three equal installments promptly after such effective date and on the first and second anniversaries of such effective date (subject to the officer remaining employed by the Company on the relevant payment date). Even though such payments will be entirely funded by Westinghouse and will not require any use of the Company's cash, for accounting purposes, one-third of such payments will be required to be reflected as compensation expense in the Company's financial statements on the first payment date with the remainder to be reflected as compensation expense over the 24-month period following the effective date of the Registration Statement of which this Prospectus is a part.



In May 1995, the Company authorized the grant to certain plan participants on or after the effective date of the Registration Statement of which this Prospectus is a part, pursuant to the Company's 1991 Stock Option Plan, of options to purchase an aggregate of 186,000 shares of Common Stock at an exercise price equal to the closing sale price of the Common Stock on the date of grant.



Pursuant to a Stock Unit Purchase Agreement dated October 30, 1986, as amended by a letter agreement dated May 2, 1995, between Westinghouse and the Company (collectively, the "Purchase Agreement"), for so long as the Selling Stockholder holds not less than 18% of the then issued and outstanding shares of Common Stock, the Company shall use its best efforts to cause the Board of Directors of the Company to nominate as Directors of the Company such two representatives as the Selling Stockholder may designate.

                       PRINCIPAL AND SELLING STOCKHOLDER


The Selling Stockholder owns 4,849,123 shares of Common Stock, representing 61.8% of the outstanding Common Stock as of December 31, 1994. If all of the shares of Common Stock to which this Prospectus relates are sold, the Selling Stockholder will not own any shares of Common Stock.



The Company obtains certain insurance coverage and other services through arrangements negotiated by Westinghouse for itself and its subsidiaries and affiliates. These arrangements will be replaced by the Company with its own contracts as and when the Company elects to do so or is no longer eligible to participate in such arrangements. The Company estimates that the incremental cost to it of purchasing such services without the benefit of participating in programs of Westinghouse could total approximately $1.0 million per year on a pre-tax basis. Westinghouse has indicated its willingness to work with the Company to establish new service arrangements in efforts to minimize any incremental costs thereof.



The Company's President and Chief Executive Officer, Mr. Giannopoulos, was formerly a full-time employee of Westinghouse. See "Management Compensation and Changes."



The shares of Common Stock owned by the Selling Stockholder and offered hereby have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exercise by Westinghouse of its rights to request such registration under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, Westinghouse shall pay the expenses incurred by the Company in connection with the registration and sale of the shares of Common Stock to which this Prospectus relates. In addition to the Registration Statement of which this Prospectus is a part, the Selling Stockholder will have the right under the Purchase Agreement to request one additional registration under the Securities Act for the sale of all or a portion (subject to a minimum of 100,000 shares) of its shares, as well as the right to include such shares in a registration statement filed by the Company under the Securities Act for the sale of shares by the Company. In the Purchase
Agreement, the Company has agreed to indemnify Westinghouse and Transferee, if it is the Selling Stockholder, in respect of certain liabilities, including liabilities under the federal securities laws.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

The following description of the Common Stock of the Company includes a summary of certain provisions of the Company's Charter (the "Charter") and its By-laws, as amended (the "By-laws"). Such description does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Charter and the By-laws, copies of which are on file with the Commission and are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.


The Company is authorized by its Charter to issue up to 10,000,000 shares of Common Stock, par value $.025 per share. As of December 31, 1994, there were 7,843,761 shares of Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to cast one vote per share on all matters voted upon by stockholders. Except as otherwise provided in the Charter or the MGCL, a majority of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect directors and to approve any matter which properly comes before the meeting. Holders of Common Stock are entitled to receive such dividends as are authorized and declared by the Board of Directors. The Charter provides that the holders of Common Stock shall have preemptive rights to acquire additional shares upon any new issue of Common Stock. Upon liquidation of the Company, holders of Common Stock are entitled to share equally and ratably in any assets available for distribution to them.


Under the MGCL and the Charter, any amendment to the Charter shall be approved by the vote of a majority of the shares of Common Stock entitled to vote on the matter; however, any amendment to the Charter which changes the terms of any of the outstanding stock shall not be valid unless such change of terms shall have been authorized by the holders of four-fifths of all such stock at the time outstanding, by vote at a meeting or in writing with or without a meeting.

Special meetings of stockholders of the Company may be called at any time by the Board of Directors or the President, and shall be called by the President or the Secretary at the written request of the holders of 25% of the shares of Common Stock then outstanding and entitled to vote, or as otherwise required by law.

The transfer agent and registrar for the Common Stock is First National Bank of Maryland, Baltimore, Maryland.

For a description of certain Securities Act registration rights granted to the Selling Stockholder, see "Principal and Selling Stockholder."

MARYLAND ANTI-TAKEOVER PROVISIONS

Business Combinations

The MGCL imposes certain statutory requirements with respect to certain "business combinations," such as mergers and other similar transactions and specified transfers of assets and securities, between a Maryland corporation and either (i) a person who, directly or indirectly, beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (such person, affiliate or associate, an "Interested Stockholder").

Under the MGCL, certain business combinations between a Maryland corporation and an Interested Stockholder may not be consummated for a period of five years following the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Following the five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of outstanding shares of voting stock and (ii) 66- 2/3% of the votes entitled to be cast by the holders of the voting stock held by stockholders other than the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in the same form as previously paid by the Interested Stockholder for its shares. A business combination with an Interested Stockholder which is approved by, or exempted from the statute by, the board of directors of the Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66- 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. Because the

Company had a stockholder who held more than 10% of its voting stock on July 1, 1983, any business combination between the Company and a current or future Interested Stockholder would not be subject to the five-year moratorium or the supermajority vote requirements of the MGCL; however, there can be no assurance that the Board of Directors of the Company will not elect to make such provisions applicable to the Company in the future as permitted under the MGCL.

Control Share Acquisitions

The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, may compel the corporation to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a stockholders meeting, resulting in the acquiring person controlling a majority of the voting power, then all other stockholders shall be entitled to demand and receive from the corporation for their stock the highest price per share paid by the acquiring person in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or by-laws of the corporation. There are currently no such exemptive provisions in the Charter or By-laws of the Company.

Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained herein is not intended to be complete.

                              PLAN OF DISTRIBUTION



The Company has been advised that the shares of Common Stock to which this Prospectus relates may from time to time be offered and sold by the Selling Stockholder to or through underwriters, through one or more agents or dealers or directly to purchasers. The distribution of the Common Stock being offered (the "Offered Shares") may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.



Unless otherwise specified in the accompanying Prospectus Supplement, the obligations of any underwriters to pay for and accept delivery of the Offered Shares will be subject to the approval of certain legal matters by their counsel and certain other conditions, and the underwriters will be committed to take and pay for all of the Offered Shares if any are taken. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.



The Company has been further advised that offers to purchase Common Stock may be solicited directly by the Selling Stockholder or by agents designated by the Selling Stockholder from time to time. Unless otherwise specified in the accompanying Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Unless otherwise specified in the accompanying Prospectus Supplement, the Selling Stockholder will have the sole right to accept or reject, in whole or in part, any offer to purchase shares of Common Stock and reserves the right to withdraw, cancel or modify, without notice, the offer to sell shares of Common Stock contained in this Prospectus and in any accompanying Prospectus Supplement.



If sold through agents, the Offered Shares may be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of any stock exchange or trading system on which the Common Stock is admitted for trading privileges (the "Markets"), in which such an agent may attempt to sell the Common Stock as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the Markets (as described below) or (iv) any combination of such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Markets and at prices related to prevailing market prices or negotiated prices in the case of transactions off the Markets. In connection therewith, distributors' or sellers' commissions may be paid or allowed that will not exceed those customary in the types of transactions involved. If an agent purchases Common Stock as principal, such stock may be resold by any of the methods of sale described above.



From time to time an agent may conduct a "fixed price offering" of Common Stock off the Markets. In such case, such agent would purchase a block of shares from the Selling Stockholder and would form a group of selected dealers to participate in the resale of the shares. Any such offering will be described in the accompanying Prospectus Supplement setting forth the terms of the offering and the number of shares being offered.



If a dealer is utilized in the sale of Offered Shares, the Selling Stockholder may sell such Offered Shares to the dealer as principal. The dealer may then resell such Offered Shares to the public at varying prices determined by such dealer at the time of resale.



In connection with the sale of Common Stock, underwriters or agents may receive compensation from the Selling Stockholder or from purchasers of Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters or agents may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or agents and/or commissions from the purchasers for whom they may act as agents. Underwriters, agents and dealers that participate in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation payable by the Selling Stockholder will be described, in the accompanying Prospectus Supplement.



Under agreements which may be entered into by the Company and the Selling Stockholder, underwriters and agents who participate in the distribution of Common Stock may be entitled to indemnification by Westinghouse and the Company against certain civil liabilities, including liabilities under the federal securities laws, or to contribution by Westinghouse and the Company to payments which such underwriters or agents may be required to make in respect thereof. Underwriters, agents and dealers may engage in transactions with or perform services for the Selling Stockholder and/or the Company in the ordinary course of business.

                                 LEGAL MATTERS



The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters in connection with the sale of shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Chadbourne & Parke, New York, New York, for the Selling Stockholder by Louis J. Briskman, General Counsel of Westinghouse, and Cravath, Swaine & Moore, New York, New York, and for the underwriters, if any, by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. With respect to certain matters relating to the laws of the State of Maryland, Chadbourne & Parke, Louis J. Briskman, Cravath, Swaine & Moore and Cahill Gordon & Reindel may rely upon the opinion of Ballard Spahr Andrews & Ingersoll.


                                    EXPERTS


The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



With respect to the unaudited consolidated financial information for the three months ended September 30, 1994 and 1993 and the six months ended December 31, 1994 and 1993, incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated October 28, 1994 and February 8, 1995, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been incorporated by reference. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited consolidated financial information because neither such report is a "report" or a "part" of the Registration Statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                   MICROS(R)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:


      Securities and Exchange Commission Registration Fee          $   54,762
      *Legal Fees and Expenses                                        755,000
      *Accountants' Fees and Expenses                                 160,000
      *Printing Expenses                                              150,000
      *State Qualification Expenses (including legal fees)             12,500
      *Miscellaneous                                                   17,738
                                                                   ----------
      *Total                                                       $1,150,000
                                                                    =========


- ---------

* Estimated.

All of the expenses in connection with the distribution of the securities registered hereby will be borne by the Selling Stockholder.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Charter, as amended, of MICROS Systems, Inc. ("MICROS" or the "Company") provides that the Company shall indemnify its directors and officers, whether serving the Company or, at its request, another entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws. The Company's Charter also provides that the Company shall indemnify its other agents or employees, whether serving the Company or, at its request, another entity, to such an extent as is authorized by the Board of Directors or the By-laws of the Company and as permitted by law.

Section 2-418 of the Maryland General Corporation Law (the "MGCL") requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer is a made a party by reason of such director's or officer's service in that capacity. The Charter does not currently exempt the Company from such requirements.

Section 2-418 of the MGCL provides that a corporation may indemnify any director or officer made a party to any proceeding by reason of service in these or certain other capacities against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct designated above has been met.

Under Section 2-418 of the MGCL, a director or officer may not be indemnified by a Maryland corporation in respect of any proceeding by or in the right of the corporation in which such director or officer has been adjudged liable to the corporation or in respect of any proceeding charging improper personal benefit in which such director or officer was adjudged to be liable on the basis that personal benefit was improperly received.

The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met. This undertaking shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

The indemnification and advancement of expenses provided or authorized by
Section 2-418 are not exclusive of any other rights to which a director may be entitled under the charter, by-laws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418 of the MGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exclusions, the directors and officers of the Company and its affiliates are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

ITEM 16. LIST OF EXHIBITS.


     1.      Form of proposed Underwriting Agreement.
     4a.     Charter of the Company, incorporated herein by reference to Exhibit 3 to the Annual
             Report on Form 10-K of the Company for the fiscal year ended June 30, 1990.
     4b.     By-laws of the Company, incorporated herein by reference to Exhibit 3 to the Annual
             Report on Form 10-K of the Company for the fiscal year ended June 30, 1990.
     4c.     Specimen certificate for Common Stock, incorporated herein by reference to Exhibit 4 to
             Amendment No. 1 to the Registration Statement on Form S-1 of the Company bearing
             Registration No. 2-69969.
     4d.     Stock Unit Purchase Agreement dated as of October 30, 1986 between the Company and
             Westinghouse.*
     4e.     Letter Agreement dated May 2, 1995 between the Company and Westinghouse.
     5.      Opinion of Ballard Spahr Andrews & Ingersoll.*
     15a.    Letter on Unaudited Interim Financial Information with respect to the report dated
             October 28, 1994.**
     15b.    Letter on Unaudited Interim Financial Information with respect to the report dated
             February 8, 1995.*
     23a.    Consent of Price Waterhouse LLP, independent accountants.
     23b.    Consent of Ballard Spahr Andrews & Ingersoll (contained in their opinion filed as
             Exhibit 5 to this Registration Statement).*
     24.     Powers of Attorney.*


- ---------

 * Previously filed.

** Previously filed as Exhibit 15 to Amendment No. 1 to this Registration
   Statement.

ITEM 17. UNDERTAKINGS.


(a) The undersigned registrant hereby undertakes:



(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.



(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(c) The undersigned registrant hereby undertakes that:


(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT (REGISTRATION NO. 33-88768) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BELTSVILLE, MARYLAND, ON THIS 2ND DAY OF MAY, 1995.


                                          MICROS Systems, Inc.


                                          By  /s/ RONALD J. KOLSON
                                              --------------------------------

                                                  Ronald J. Kolson


                                                  Executive Vice President and


                                                  Chief Operating Officer



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT (REGISTRATION NO. 33-88768) HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 2ND DAY OF MAY, 1995.



                    SIGNATURE                                             TITLE
                    ---------                                             -----
               LOUIS M. BROWN, JR.*                  Chairman of the Board and Director
- -------------------------------------------------
               Louis M. Brown, Jr.

                A.L. GIANNOPOULOS*                   President and Chief Executive Officer
- -------------------------------------------------    and Director (Principal executive officer)
                A.L. Giannopoulos

             /s/ GARY C. KAUFMAN                     Vice President, Finance and
- -------------------------------------------------    Administration/Chief Financial Officer
                 Gary C. Kaufman                     (Principal financial officer)

            /s/ ROBERTA J. WATSON                    Vice President and Controller
- -------------------------------------------------    (Principal accounting officer)
                Roberta J. Watson

                  DANIEL COHEN*                      Director
- -------------------------------------------------
                  Daniel Cohen

               CARROLL H. JOHNSON*                   Director
- -------------------------------------------------
               Carroll H. Johnson

                ALAN M. VOORHEES*                    Director
- -------------------------------------------------
                Alan M. Voorhees

                EDWARD T. WILSON*                    Director
- -------------------------------------------------
                Edward T. Wilson

*By /s/            GARY C. KAUFMAN
       ------------------------------------------
                   Gary C. Kaufman
                 (Attorney-in-Fact)

                                 EXHIBIT INDEX


     EXHIBIT
     NUMBER                                                                                       PAGE
     ------                                                                                    -----------
     1.      Form of proposed Underwriting Agreement.

     4a.     Charter of the Company, incorporated herein by reference to Exhibit 3 to the
             Annual Report on Form 10-K of the Company for the fiscal year ended June 30,
             1990.

     4b.     By-laws of the Company, incorporated herein by reference to Exhibit 3 to the
             Annual Report on Form 10-K of the Company for the fiscal year ended June 30,
             1990.

     4c.     Specimen certificate for Common Stock, incorporated herein by reference to
             Exhibit 4 to Amendment No. 1 to the Registration Statement on Form S-1 of the
             Company bearing Registration No. 2-69969.

     4d.     Stock Unit Purchase Agreement dated as of October 30, 1986 between the Company and Westinghouse.*

     4e.     Letter Agreement dated May 2, 1995 between the Company and Westinghouse.

     5.      Opinion of Ballard Spahr Andrews & Ingersoll.*

     15a.    Letter on Unaudited Interim Financial Information with respect to the report dated October 28, 1994.**

     15b.    Letter on Unaudited Interim Financial Information with respect to the report dated February 8, 1995.*

     23a.    Consent of Price Waterhouse LLP, independent accountants.

     23b.    Consent of Ballard Spahr Andrews & Ingersoll (contained in their opinion filed as Exhibit 5 to this Registration Statement).*

     24.     Powers of Attorney.*


- ---------
 * Previously filed.
** Previously filed as Exhibit 15 to Amendment No. 1 to this Registration
   Statement.